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Exhibit 99.1

P&F INDUSTRIES REPORTS FOURTH-QUARTER AND YEAR-END 2003 RESULTS

        FARMINGDALE, N.Y., March 29, 2004—P&F Industries, Inc. (Nasdaq NM: PFIN), today announced results from operations for the fourth quarter and year ended December 31, 2003 and certain other matters.

FOURTH-QUARTER AND YEAR-END RESULTS

        Revenues for the fourth quarter of 2003 increased 5.5% to $21.5 million, compared to $20.4 million for the fourth quarter of 2002. Net income for the fourth quarter of 2003 was $793,133, or $0.22 per share on a diluted basis, compared to $572,684, or $0.16 per share on a diluted basis, for the fourth quarter of 2002.

        Revenues for the 12 months ended December 31, 2003 increased 11.9% to $86.4 million, compared to $77.2 million for 2002. Net income for the 12 months ended December 31, 2003 was $3.4 million, or $0.94 per share on a diluted basis. Income before cumulative effect of change in accounting principle for the 12 months ended December 31, 2002, which excluded a one-time after-tax charge to earnings of $3.2 million, was $2.9 million, or $0.80 per share on a diluted basis. This charge to earnings, recorded as of January 1, 2002, resulted from a change in accounting principle regarding goodwill associated with the 1998 acquisition of Green Manufacturing. After giving effect to the charge for the goodwill write-down, the net loss for the 12 months ended December 31, 2002 was $376,267, or $0.11 per share on a diluted basis.

        P&F Chairman of the Board, President and Chief Executive Officer Richard Horowitz commented, "Our consolidated performance for the fourth quarter of 2003 was slightly better than our earlier expectations. Revenue increases at Countrywide Hardware, Green Manufacturing and Embassy Industries more than offset the revenue decrease at Florida Pneumatic."

        Florida Pneumatic's revenues for the fourth quarter of 2003 decreased 1.1% to $11.4 million, compared to $11.5 million for the fourth quarter of 2002, due primarily to decreases in sales at a major customer, as well as decreased sales in our automotive channel and Berkley Tool division. The decrease was partially offset by increased retail, promotional and industrial sales. Gross profit margin at Florida Pneumatic increased from 30.1% to 31.5%, due to a more favorable product mix and improved manufacturing productivity, which more than offset a stronger Japanese yen that increased the cost of imported product.

        Mr. Horowitz stated, "In our last earnings release we announced that Florida Pneumatic would lose its third largest customer effective January 2004. Although this loss did not become effective until January of this year, Florida Pneumatic experienced a slowdown in orders from this customer during the fourth quarter of 2003. In addition, in late 2003, an automotive customer returned a significant amount of product due to an undersold promotion."

        Mr. Horowitz added, "We are developing new opportunities for growth at Florida Pneumatic and will continue to focus on reducing costs to compensate for the loss of the previously-mentioned major customer. While no single new account is expected to replace this business, we are excited about the level of new products and programs under development, including new tools for both the retail and industrial channels, as well as an initiative to supply product for a tool rental program for a major customer."

        At Countrywide Hardware, revenues for the fourth quarter of 2003 increased 16.4% to $4.0 million, compared to $3.4 million for the fourth quarter of 2002, due primarily to continuing increased sales to new and existing fencing accounts. Gross profit margin at Countywide Hardware decreased from 37.2% to 32.8%, as a more profitable product mix at Nationwide Industries was more than offset by a significant margin decrease at Franklin Manufacturing. Franklin's fourth-quarter-2002 margin benefited from a positive inventory adjustment as well as a strong product mix, whereas the fourth quarter of 2003 was impacted by increased freight and duty expenses.

        Mr. Horowitz commented, "The growth in our fencing product line in the fourth quarter of 2003 was unprecedented as we continued to enjoy the Southeast housing boom and the latent demand resulting from the poor Spring 2003 weather that extended our selling season well into the fourth quarter. We also implemented joint purchasing programs between Franklin and Nationwide during the quarter to help contain costs going forward."

        Green Manufacturing's revenues for the fourth quarter of 2003 increased 16.3% to $3.0 million, compared to $2.6 million for the fourth quarter of 2002, due to the addition of several new customers, as well as an improvement in general industry conditions. Gross profit margin at Green for the quarter decreased from 14.3% to 11.0%, as imported cylinders, which absorb very little factory overhead, became a larger portion of the product mix. Similarly, the access product line had a poor product mix, which depressed margins.

        Mr. Horowitz commented, "Green continues to focus on the development of small, inexpensive cylinders that are manufactured on an exclusive basis in China. Unfortunately, our success in cylinders last year was mitigated by a weak year in our access product line. Petro-chemical firms, which constitute the largest portion of our access customer base, curtailed capital projects due to the war in Iraq as well as to unstable oil prices. In an effort to improve this situation, Green is working with manufacturers of complementary products to develop future cross-selling opportunities."

        Embassy's revenues for the fourth quarter of 2003 increased 8.9% to $3.0 million, compared to $2.8 million for the fourth quarter of 2002, due primarily to sustained growth in boiler and radiant product sales and to an overall improvement in economic conditions in the areas served by its heating products. Gross profit margin at Embassy increased from 32.2% to 34.1%, due primarily to an improvement in product mix and, to a lesser extent, better overhead absorption from increased activity.

        "We are very excited about continued strong sales of our new boiler products as well as our new Falcon line of commercial heating products," said Mr. Horowitz. "Our plans are to continue to enhance this product line, and we believe we are poised to take advantage of the product and market development undertaken in the commercial-heating arena in the last twelve months."

2004 UPDATE

        Concerning anticipated performance, Mr. Horowitz stated, "We expect results for the first quarter of 2004 to be weaker than last year's comparable period. We expect sales at Florida Pneumatic to decrease 10%-15% as lower promotional sales and the phase-out of a major customer negatively impact results. We expect sales at Countrywide to increase up to 5% with Franklin reflecting the absence of the prior year's unusually large inventory-stocking order being more than offset by continued growth in the fencing product line. We expect sales at Green to be flat as weak access sales mitigate continued improvement in cylinder revenues. We expect sales at Embassy to be up 5%-10% as boilers, radiant products and new commercial heating products gain momentum."

        "Gross profit margin should range from 28% to 29% (compared to 30.8% for the first quarter of 2003). This is due primarily to the decrease in Florida Pneumatic's sales, for the first quarter of 2004, which should hurt absorption, and the stronger yen, which will increase the cost of imported product. Selling, general and administrative expenses should be flat in comparison to 2003. Interest expense should decrease as average borrowings decrease, since positive cash flow should reduce both the acquisition line and the revolver. As a result of Florida Pneumatic's decreased sales and the decreased gross profit margin, we expect profits to decrease 50%-70% for the first quarter of 2004."

        "Additionally, at the end of 2003 we experienced an increase in the cost of most types of steel and products predominantly comprised of steel. Although the impact for the first quarter of 2004 is not expected to be material, financial results for the remainder of 2004 may be adversely affected if we are not able to compensate for this extraordinary cost increase."

        "Our outlook for the year, however, is better than the first quarter would indicate, as the remaining quarters will be more in line with the comparable 2003 periods as our marketing and development activities materialize," concluded Mr. Horowitz.

RESTATEMENT OF PRIOR 2003 QUARTERS

        Net income for each of the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 has been restated to reflect a reduction of taxes on income as previously reported, resulting from the amortization of a deferred tax liability, not previously recorded, related to the acquisition of Nationwide Industries. P&F Industries, Inc. will file an amended Form 10-Q, with restated quarterly financial statements reflecting this adjustment, for each of these periods. The amended Forms 10-Q will be filed with the Securities and Exchange Commission as soon as is practicable. These restatements had no effect on the fourth quarter or full-year results.

OTHER INFORMATION

        P&F Industries has scheduled a conference call for today at 11:00 a.m. Eastern time to discuss its 2003 fourth-quarter and year-end results. Investors and other interested parties can listen to the call by dialing 1-706-634-0167, or via a live webcast accessible at www.pfina.com. To listen to the webcast, please register and download audio software at the site at least 15 minutes prior to the call. The webcast will be archived on P&F's Web site, while a telephone replay of the call will be available through March 31, beginning at 2 p.m. Eastern time on March 29, at 1-800-642-1687 or 1-706-645-9291, conference ID #6177385.

        P&F Industries, Inc., through its four wholly owned subsidiaries, Florida Pneumatic Manufacturing Corporation, Countrywide Hardware, Inc., Green Manufacturing, Inc., and Embassy Industries, Inc., manufactures and/or imports air-powered tools, hydraulic cylinders, baseboard and radiant heating products, and residential and commercial hardware. P&F's products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

        This is a "Safe-Harbor" Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance, are based upon the Company's historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the impact of competition, product demand and pricing. These risks could cause the Company's actual results for the 2004 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc. Joseph A. Molino, Jr. Chief Financial Officer 631-694-1800 www.pfina.com	Lippert/Heilshorn & Associates, Inc. Jody Burfening Investor Relations 212-838-3777

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2003	December 31, 2002
	(rounded)	(rounded)
Cash	$213,000	$1,024,000
Accounts receivable—net	11,922,000	10,864,000
Inventories	18,755,000	19,580,000
Deferred income taxes—net	789,000	485,000
Prepaid expenses and other	1,456,000	1,081,000

Total current assets	33,135,000	33,034,000

Property and equipment	25,581,000	24,908,000
Less: accumulated depreciation	12,840,000	11,409,000

Net property and equipment	12,741,000	13,499,000

Goodwill, net of accumulated amortization	10,562,000	10,211,000

Other intangible assets, net of accumulated amortization	1,773,000	2,305,000

Other assets	121,000	119,000

Total assets	$58,332,000	$59,168,000

Short-term borrowings	$3,000,000	$4,500,000
Accounts payable	3,302,000	2,860,000
Accrued liabilities	4,347,000	4,492,000
Current maturities of long-term debt	1,526,000	1,403,000

Total current liabilities	12,175,000	13,255,000
Long-term debt, less current maturities	8,724,000	11,592,000
Deferred income taxes—net	455,000	497,000

Total liabilities	21,354,000	25,344,000

Total shareholders' equity	36,978,000	33,824,000

Total liabilities and shareholders' equity	$58,332,000	$59,168,000

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	3 Months Ended		Year Ended
	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002
	(rounded)	(rounded)	(rounded)	(rounded)
Revenues	$21,484,000	$20,368,000	$86,407,000	$77,214,000

Costs and expenses
Cost of sales	15,210,000	14,356,000	60,257,000	53,745,000
Selling, administrative and general	4,834,000	4,991,000	20,043,000	18,185,000
Interest—net	172,000	243,000	727,000	741,000

	20,216,000	19,590,000	81,027,000	72,671,000

Income before taxes on income and cumulative effect of change in accounting principle	1,268,000	778,000	5,380,000	4,543,000
Taxes on income	475,000	205,000	2,017,000	1,680,000

Income before cumulative effect of change in accounting principle	793,000	573,000	3,363,000	2,863,000
Cumulative effect of change in accounting principle	—	—	—	(3,239,000)

Net income (loss)	$793,000	$573,000	$3,363,000	($376,000)

P & F INDUSTRIES, INC. AND SUBSIDIARIES

EARNINGS (LOSS) PER SHARE

	3 Months Ended		Year Ended
	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002
	(rounded)	(rounded)	(rounded)	(rounded)
Weighted average common shares outstanding
Basic	3,512,000	3,516,000	3,507,000	3,512,000
Diluted	3,621,000	3,574,000	3,590,000	3,581,000
Net income (loss) per Class A Common Share
Basic
Income before cumulative effect of change in accounting principle	$.23	$.16	$.96	$.82
Cumulative effect of change in accounting principle	—	—	—	( .93)

Net income (loss)	$.23	$.16	$.96	($.11)

Diluted
Income before cumulative effect of change in accounting principle	$.22	$.16	$.94	$.80
Cumulative effect of change in accounting principle	—	—	—	( .91)

Net income (loss)	$.22	$.16	$.94	($.11)

P & F INDUSTRIES, INC. AND SUBSIDIARIES

RESTATEMENT OF QUARTERLY FINANCIAL INFORMATION

	Quarter Ended
	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003
Net income—as previously reported	$546,000	$1,013,000	$818,000
Adjustments for taxes on income	44,000	84,000	65,000

Net income—as adjusted	$590,000	$1,097,000	$883,000	$793,000

Earnings per share of common stock:
Basic
As previously reported	$.16	$.29	$.23
Adjustments for taxes on income	$.01	.02	.02

As adjusted	$.17	$.31	$.25	$.23

Diluted
As previously reported	$.15	$.28	$.23
Adjustments for taxes on income	$.01	.03	.02

As adjusted	$.16	$.31	$.25	$.22

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P&F INDUSTRIES REPORTS FOURTH-QUARTER AND YEAR-END 2003 RESULTS
P & F INDUSTRIES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
P & F INDUSTRIES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
P & F INDUSTRIES, INC. AND SUBSIDIARIES EARNINGS (LOSS) PER SHARE
P & F INDUSTRIES, INC. AND SUBSIDIARIES RESTATEMENT OF QUARTERLY FINANCIAL INFORMATION